Exhibit 99.1

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS HITS REVENUE TARGET: BEATS EPS

North America Product Revenue Increases 30% Sequentially from Q2

SANTA CLARA, Calif.; April 26, 2010 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced financial results for its 2010 fiscal third quarter ended March 28, 2010. For the quarter, net revenue was $78.2 million, which was in line with Company guidance, and compares to revenue of $79.4 million in the previous quarter and $77.2 million in the third quarter of last year.

“Third quarter revenue reflected solid performance in North America, where product revenue increased 30% from the second quarter, reversing a historic pattern of sequential revenue declines as we executed to our target for the quarter,” said Bob L. Corey, CFO and acting President & CEO of Extreme Networks. “We also posted positive net income and grew revenue-per-employee to the highest level since the fourth quarter of fiscal 2008.

“In addition, during the quarter we announced and began shipping the Summit X480 family of products for the data center, an additional set of modules for the BlackDiamond 8900 family, and a new release of the ExtremeXOS modular operating system. Also, our Direct Attach data center network solution and architecture was recently selected as a finalist for Best of Interop Awards, occurring at Interop in Las Vegas 2010. With our expanded portfolio of products, we expect to grow product revenue by an additional 8%-11% sequentially in our fourth quarter.”

Third quarter non-GAAP operating income was $4.7 million or 6.0 percent of net revenue, compared to $4.3 million or 5.4 percent of net revenue in the previous quarter, and $500,000 or 0.6 percent of net revenue in the third quarter of last year. Additionally, non-GAAP net income was $5.5 million or $0.06 per diluted share, compared to $4.8 million or $0.05 per diluted share in the previous quarter, and $1.2 million or $0.01 per diluted share in the third quarter of last year. Non-GAAP financial results exclude the impact of stock-based compensation and restructuring charges. A reconciliation of GAAP to non-GAAP financial measures is included in the accompanying financial tables.

Operating income on a GAAP basis for the third quarter was $2.9 million, compared to an operating loss of $1.9 million in the previous quarter and an operating loss of $2.9 million for the third quarter of last year. Net income on a GAAP basis for the third quarter was $3.7 million or $0.04 per diluted share, which included a restructuring charge of $0.4 million and a charge of approximately $1.4 million related to stock based compensation. That compares to a net loss of $1.4 million or $0.02 per diluted share in the previous quarter, and a net loss of $2.2 million or $0.02 per diluted share in the third quarter of last year.

For the third quarter, net revenue in North America was $32.6 million, revenue in EMEA was $31.0 million, and revenue in APAC was $14.6 million. That compares to revenue of $27.5 million in North America, $37.8 million in EMEA, and $14.1 million in APAC in the previous quarter.

2010 Fiscal Fourth Quarter non-GAAP Financial Guidance

For its 2010 fiscal fourth quarter ending June 27, 2010, the Company currently expects net revenue to be in a range of $82-$85 million; gross margin of 57%-59%; non-GAAP operating income of $5.0-$7.0 million; and non-GAAP net income of $0.05-$0.07 per diluted share.

Conference Call and Slide Presentation

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-877-303-9826 (international callers dial 1-224-357-2194). A 48-hour replay will be available following the call by dialing 1-800-642-1687 (international callers dial 1-706-645-9291); the replay passcode is 67170982. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com. PLEASE NOTE: throughout the conference call, the Company will refer to a slide presentation that will be posted in the Investor Relations section of the Company’s website at http://investor.extremenetworks.com.

Non-GAAP Financial Measures

Extreme Networks provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income/(loss), non-GAAP operating income/(loss) and non-GAAP earnings/(loss) per diluted share. In preparing our non-GAAP information, we have excluded, where applicable, the impact of restructuring charges and share-based compensation. We believe that excluding these charges provides both management and investors with additional insight into our current operations, the trends affecting the Company and the Company’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate the Company’s operating activities with the Company’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Condensed Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude restructuring charges and share-based compensation expense for these periods. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the Company’s ongoing performance as a business. Extreme Networks uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet network infrastructure that support data, voice and video for enterprises and service providers. The company’s network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

# # #

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s expectations regarding financial performance and product introduction. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: a challenging macro-economic environment both in the United States and overseas; fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; the Company’s effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company’s products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.”

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 28, 2010	June 28, 2009
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$40,362	$46,195
Short-term investments	63,197	8,976
Accounts receivable, net	36,598	37,616
Inventories, net	23,638	12,380
Deferred income taxes	347	244
Prepaid expenses and other current assets, net	3,072	4,368

Total current assets	167,214	109,779
Property and equipment, net	43,457	44,229
Marketable securities	24,358	72,231
Other assets, net	15,333	13,736

Total assets	$250,362	$239,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,853	$12,771
Accrued compensation and benefits	11,941	12,320
Restructuring liabilities	3,242	3,559
Accrued warranty	3,326	3,170
Deferred revenue, net	30,697	30,058
Deferred revenue, net of cost of sales to distributors	14,465	9,821
Other accrued liabilities	14,228	14,666

Total current liabilities	96,752	86,365

Restructuring liabilities, less current portion	1,035	3,519
Deferred revenue, less current portion	6,922	7,425
Deferred income taxes	713	564
Other long-term liabilities	435	592

Commitments and contingencies		—

Stockholders’ equity:
Convertible preferred stock, $.001 par value, issuable in series, 2,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value, 750,000,000 shares authorized; 129,328,008 issued at March 28, 2010 (128,425,140 June 28, 2009) and capital in excess of par value	129	128
Treasury stock, 39,625,305 shares at March 28, 2010 and June 28, 2009	(149,666)	(149,666)
Additional paid-in-capital	954,937	949,113
Accumulated other comprehensive income	1,677	1,323
Accumulated deficit	(662,572)	(659,388)

Total stockholders’ equity	144,505	141,510

Total liabilities and stockholders’ equity	$250,362	$239,975

(1)	The information in this column is derived from the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended June 28, 2009.

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2010	March 29, 2009	March 28, 2010	March 29, 2009
Net revenues:
Product	$63,197	$62,017	$178,425	$208,946
Service	15,000	15,185	45,478	45,330

Total net revenues	78,197	77,202	223,903	254,276

Cost of revenues:
Product	26,689	26,142	77,606	87,686
Service	6,169	6,642	18,417	22,049

Total cost of revenues	32,858	32,784	96,023	109,735

Gross profit:
Product	36,508	35,875	100,819	121,260
Service	8,831	8,543	27,061	23,281

Total gross profit	45,339	44,418	127,880	144,541

Operating expenses:
Sales and marketing	24,634	24,293	70,789	75,926
Research and development	11,277	13,928	37,309	44,457
General and administrative	6,135	6,967	19,890	22,818
Restructuring, net	371	2,092	4,004	2,092

Total operating expenses	42,417	47,280	131,992	145,293

Operating income (loss)	2,922	(2,862)	(4,112)	(752)
Interest income	408	672	1,118	2,965
Interest expense	(29)	(23)	(98)	(92)
Other income / (expense), net	160	411	(135)	1,727

Income (loss) before income taxes	3,461	(1,802)	(3,227)	3,848
Provision for income taxes	(215)	371	(42)	1,917

Net Income (Loss)	$3,676	$(2,173)	$(3,185)	$1,931

Basic and diluted net income per share:
Net income (loss) per share - basic	0.04	(0.02)	(0.04)	0.02
Net income (loss) per share - diluted	0.04	(0.02)	(0.04)	0.02
Shares used in per share calculation - basic	89,448	88,553	89,117	96,066
Shares used in per share calculation - diluted	89,696	88,553	89,117	96,139

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended
	March 28, 2010	March 29, 2009

Cash flows provided by (used in) operating activities:
Net (loss) income	$(3,185)	$1,931
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,304	4,200
Loss / (gain) on value of option to put securities	516	(4,616)
Mark to market, trading (gain) / loss on trading securities	(516)	4,616
Provision for doubtful accounts	—	232
Provision for excess and obsolete inventory	1,373	838
Deferred income taxes	48	124
Loss on retirement of assets	78	94
Stock-based compensation	4,571	2,630
Restructuring, net	4,004	2,092
Changes in operating assets and liabilities, net
Accounts receivable	1,017	17,304
Inventories	(12,626)	(9,651)
Prepaid expenses and other assets	(303)	(83)
Accounts payable	6,082	(1,506)
Accrued compensation and benefits	(378)	(7,323)
Restructuring liabilities	(6,677)	(2,693)
Accrued warranty	157	(1,630)
Deferred revenue, net	136	(515)
Deferred revenue, net of cost of sales to distributors	4,644	(1,693)
Other accrued liabilities	(189)	(8,350)

Net cash provided by (used in) operating activities	3,056	(3,999)

Cash flows (used in) provided by investing activities:
Capital expenditures	(3,610)	(4,150)
Purchases of investments	(41,103)	(33,645)
Proceeds from maturities of investments and marketable securities	22,551	28,164
Proceeds from sales of investments and marketable securities	12,150	81,354

Net cash (used in) provided by investing activities	(10,012)	71,723

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	1,123	1,864
Repurchase of common stock, including expenses	—	(101,363)

Net cash provided by (used in) financing activities	1,123	(99,499)

Net decrease in cash and cash equivalents	(5,833)	(31,775)

Cash and cash equivalents at beginning of period	46,195	70,370
Cash and cash equivalents at end of period	$40,362	$38,595

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009
Net income (loss) - GAAP Basis	$3,676	$(2,173)	$(3,185)	$1,931

Non-GAAP adjustments
Stock-based compensation expense	$1,408	$1,237	$4,575	$2,627
Restructuring, net	$371	2,092	$4,004	$2,092

	$1,779	$3,329	$8,579	$4,719

Net income - Non-GAAP Basis	$5,455	$1,156	$5,394	$6,650

Non-GAAP adjustments
Cost of product revenue	$124	$96	$347	$105
Cost of service revenue	140	79	361	173
Sales and marketing	413	420	1,392	923
Research and development	338	387	1,324	848
General and administrative	393	255	1,151	578
Restructuring, net	371	2,092	4,004	2,092

Total non-GAAP adjustments	$1,779	$3,329	$8,579	$4,719